UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.__ )

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Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 6, 2004 in the Ballroom at the W New York Hotel, 541 Lexington Avenue, New York City.

The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote via the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting via the Internet or telephone are given on the enclosed proxy card.

Sincerely yours,

Andrea Jung
Chairman of the Board and Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2004 Annual Meeting of Shareholders of Avon Products, Inc. will be held in the Ballroom at the W New York Hotel, 541 Lexington Avenue, New York, New York 10022, on Thursday, May 6, 2004 at 10:00 a.m. for the following purposes:

(1)	To elect three (3) directors to three-year terms expiring in 2007;

(2)	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2004;

(3)	To act upon a proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock;

(4)	If presented, to consider and vote on a shareholder proposal requesting the elimination of the classification of the Board of Directors;

(5)	If presented, to consider and vote on a shareholder proposal requesting a report on the removal of parabens from the Company’s products;

(6)	If presented, to consider and vote on a shareholder proposal requesting a report on the removal of dibutyl phthalate from the Company’s products; and

(7)	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2004 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS URGES YOU

TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD

IN THE POSTAGE-PREPAID ENVELOPE PROVIDED

OR TO VOTE BY THE INTERNET OR BY TELEPHONE.

Gilbert L. Klemann, II

Senior Vice President,

General Counsel and Secretary

March 25, 2004

New York, New York

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

PROXY STATEMENT

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, we will review the business and operations of the Company and respond to questions from shareholders.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 15, 2004 may attend the Annual Meeting if you have an admission ticket and photo identification. For shareholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting. Shareholders holding their shares in a bank or brokerage account can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement) to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax (fax: 212-282-6035). We must receive your request at least one week prior to the Annual Meeting to have time to process your request and mail the admission ticket to you. Anyone who arrives without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder of the Company as of March 15, 2004.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, ratification of the appointment of our independent accountants, amendment of our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock, and, if presented, three proposals by shareholders. The Proxy Statement and accompanying proxy card are being mailed on or about March 25, 2004.

Who is entitled to vote?

Only holders of record of Avon common stock at the close of business on March 15, 2004 (“Shareholders”) are entitled to vote. There were 235,992,610 shares of common stock (“Common Stock” or “Shares”) outstanding on March 15, 2004. Shareholders are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters. For more information on cumulative voting, see the description on page 4 under Proposal 1—Election of Directors.

How do I vote?

You can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you. Also, Shareholders can vote by telephone or via the Internet unless you want to cumulate your votes, in which case you must vote by using the proxy card. Voting information is provided on the enclosed proxy card.

What if my Shares are held in “street name”?

If your Shares are held in the name of a bank or broker or other nominee, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. Your broker or nominee may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your broker or nominee.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, ratification of the appointment of our independent accountants, amendment of our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock, and, if presented, the individual shareholder proposals. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for the election of directors, the ratification of the appointment of our independent accountants and the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock, and against the individual shareholder proposals.

Can I still attend the Annual Meeting if I return my proxy?

Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to the Secretary of Avon, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific Shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. All proxy cards and other voting materials will be returned by Shareholders to an independent vote tabulator, and the tabulation process and results of Shareholder votes will be inspected by independent inspectors of election.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding Shares will constitute a quorum, permitting the meeting to conduct its business.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by Shareholders. Directors are elected by a plurality of the votes cast, while approval of Proposals 2, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Approval of Proposal 3, to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock, however, requires the affirmative vote of a majority of all of our outstanding shares, not merely of the votes cast. Abstentions and broker non-votes in connection with Proposal 3 will have the same effect as a vote against the Proposal.

What if I am a participant in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates Savings Plan?

We are also mailing this Proxy Statement and proxy card to participants in the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates Savings Plan. The trustees of the Plans, as record holders of the Shares held in the Plans, will vote the Shares allocated to your account under the Plans in accordance with your instructions. Unless your proxy card is received by May 4, 2004 and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

PROPOSAL 1—ELECTION OF DIRECTORS

Effective from and after the date of the 2004 Annual Meeting, the Board of Directors has fixed the number of directors at 11. The Board is divided into three classes as nearly equal in number as possible, as follows:

Three incumbent directors whose term expires in 2004 and who are nominated for the class of 2007 (“Class of 2007”); four incumbent directors in the class whose term expires in 2005 (“Class of 2005”); and four incumbent directors in the class whose term expires in 2006 (“Class of 2006”).

PROPOSAL 1:    The Board of Directors has nominated Edward T. Fogarty, Susan J. Kropf, and Maria Elena Lagomasino for election to the Class of 2007, each to serve for a three-year term to expire at the Annual Meeting in 2007.

All Shares duly voted will be voted for the election of directors as specified by the Shareholders. Unless otherwise specified, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Edward T. Fogarty, Susan J. Kropf, and Maria Elena Lagomasino, to the Class of 2007. Each of the nominees has consented to serve as a director of the Company if elected. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

You may withhold your votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card or by following the instructions for voting by telephone or via the Internet. You may withhold your votes from any particular nominee by writing that nominee’s name in the space provided for that purpose on the enclosed proxy card or so indicating by telephone or via the Internet.

In voting for the election of directors, you are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by the Shareholder, multiplied by the number of directors to be elected in the election. In the election of three directors to the Class of 2007, you will be entitled, under cumulative voting, to a total of three votes per Share held of record by you, and you may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as you see fit. You may (but need not) cumulate your votes in the election of directors for the Class of 2007 by indicating the distribution of your votes among the nominees in the space provided on the enclosed proxy card. If you wish to cumulate your votes, you must vote by using the proxy card; cumulative voting by telephone or via the Internet is not possible. If votes are not so distributed on the proxy card, the persons named as proxies may exercise the right to vote your Shares represented by such proxy cumulatively in the Class of 2007 election and may distribute the votes represented by such proxy among one or more of the nominees for the Class of 2007 listed below in any manner they see fit.

Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

Your Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

Nominees for the Board of Directors for a Three-Year Term Expiring 2007

EDWARD T. FOGARTY

Director since 1995                Age: 67

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate–Palmolive Company from 1989 to 1994. From 1983 to 1989, he was President, Worldwide Consumer Products, at Corning Inc. Mr. Fogarty is a director of UST, Inc.

SUSAN J. KROPF

Director since 1998                Age: 55

Mrs. Kropf was elected President and Chief Operating Officer of the Company in January 2001, previously having been Executive Vice President and Chief Operating Officer, North America and Global Business Operations, since November 1999. She had been Executive Vice President and President, North America, since March 1997 and a member of the Board of Directors of the Company effective January 5, 1998. Prior to that, she had been President-Avon U.S. and President, New and Emerging Markets. Mrs. Kropf joined the Company in 1970 and held various positions in manufacturing, marketing and product development. Mrs. Kropf is a director of MeadWestvaco Corporation, the Sherwin-Williams Company and the Wallace Foundation.

MARIA ELENA LAGOMASINO

Director since 2000                Age: 55

Ms. Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a division of J.P. Morgan Chase & Co. Prior to assuming this position in September 2001, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She is a director of the Coca-Cola Company and a trustee of the Synergos Institute.

Members of the Board of Directors—Term Expiring 2006

W. DON CORNWELL

Director since January 2002                Age: 56

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corp., a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. Mr. Cornwell is a director of Granite Broadcasting Corp., CVS, Inc. and Pfizer, Inc. He is also a director of the Wallace Foundation and serves as chairman of the Telecommunications Development Fund.

STANLEY C. GAULT

Director since 1985                Age: 78

Mr. Gault was elected Chairman of the Board of Directors in a non-executive capacity, effective November 4, 1999 and served as Chairman until September 6, 2001. Mr. Gault was the Chairman of the Board of The Goodyear Tire & Rubber Company from June 1991 to June 1996, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chief Executive Officer of that Company from June 1991 to December 1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1980 to May 1991. He also is a director of The Timken Company and Wal-Mart Stores, Inc. He is Chairman Emeritus of the Board of The College of Wooster and a director of the National Association of Manufacturers.

ANDREA JUNG

Director since 1998                Age: 45

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 6, 2001, having previously served as Chief Executive Officer since November 4, 1999. Ms. Jung had been a member of the Board of Directors since January 5, 1998 and President from January 5, 1998 to January 2001 and Chief Operating Officer from July 1, 1998 to November 4, 1999. She had been elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.

PAULA STERN, Ph.D

Director since 1997                Age: 58

Dr. Stern is Chairwoman of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman from 1984 to 1986. Dr. Stern is a director of The Neiman Marcus Group, Inc., Hasbro, Inc. and Avaya, Inc. She serves on the boards of a number of academic and international organizations.

Members of the Board of Directors Continuing in Office—Term Expiring 2005

BRENDA C. BARNES

Director since 1994                Age: 50

Ms. Barnes was an Adjunct Professor at the Kellogg Graduate School of Management and Guest Lecturer at North Central College in 2002. Prior to 2002, Ms. Barnes served as interim President of Starwood Hotels from November 1999 through March 2000. Prior to 1998, she served as President and Chief Executive Officer of Pepsi-Cola North America. She is a director of Sears, Roebuck & Co., The New York Times Co., PepsiAmericas, Inc. and Staples, Inc. Ms. Barnes is also a director of Lucas Film, LTD, and is Chair of the Board of Trustees for Augustana College.

FRED HASSAN

Director since 1999                Age: 58

Mr. Hassan is the Chairman and Chief Executive Officer of Schering-Plough Corporation, a research-based global pharmaceutical company. Prior to assuming this position in April 2003, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Schering-Plough Corporation. He is also the immediate past Chairman of PhRMA (Pharmaceutical Research and Manufacturers Association).

ANN S. MOORE

Director since 1993                Age: 53

Mrs. Moore is Chairman and Chief Executive Officer of Time, Inc. Prior to assuming this position in July 2002, Mrs. Moore had been Executive Vice President of Time, Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, The Parenting Group, People, InStyle, Teen People, People en Espanol and Real Simple. Mrs. Moore joined Time, Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983. She is also a director of the Wallace Foundation.

LAWRENCE A. WEINBACH

Director since 1999                Age: 64

Mr. Weinbach is Chairman of the Board, President and Chief Executive Officer of Unisys Corporation, a worldwide information services and technology company. He was elected to that position in September 1997. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of Unisys Corporation and UBS, AG.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company’s Board of Directors held eight meetings in 2003. The Board has the following regular standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Strategic Planning Committee. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. No director attended less than 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2003 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management regarding issues relating to the Company.

The non-management directors meet regularly in executive session, as needed, without the management directors or other members of management. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has appointed Stanley Gault to preside at all executive sessions of the Board and will review this appointment at least annually. In the absence of the presiding director from any executive session, the non-management directors will choose from among themselves one director to preside at such executive session. A security holder who wishes to communicate with the Board, the non-management directors as a group, the presiding director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

The Committee memberships listed below are effective as of January 1, 2004.

Audit Committee

Current Members	Messrs. Weinbach (Chair), Ms. Barnes, and Messrs. Cornwell and Fogarty

Number of Meetings in 2003	Ten

Primary Responsibilities	The responsibilities of the Audit Committee are set forth in the Committee’s Charter, which is attached as Appendix A to this Proxy Statement and is available on the Company’s website (www.avoninvestor.com). This Charter was most recently revised on January 30, 2003; any future revisions will be posted to the same location on our website. In addition, a separate report of the Audit Committee is set forth below.

Compensation Committee
Current Members	Mrs. Moore (Chair), Messrs. Gault and Hassan and Ms. Lagomasino

Number of Meetings in 2003	Six

Primary Responsibilities	The responsibilities of the Compensation Committee are set forth in the Committee’s Charter, which is attached as Appendix B to this Proxy Statement and is available on the Company’s website (www.avoninvestor.com). This Charter was most recently revised on January 30, 2003; any future revisions will be posted to the same location on our website. In addition, a separate report of the Compensation Committee is set forth below.

Nominating and Corporate Governance Committee
Current Members	Mr. Gault (Chair), Mr. Hassan, Ms. Lagomasino, Mrs. Moore and Dr. Stern

Number of Meetings in 2003	Five

Primary Responsibilities	The responsibilities of the Nominating and Corporate Governance Committee are set forth in the Committee’s Charter, which is attached as Appendix C to this Proxy Statement and is available on the Company’s website (www.avoninvestor.com). This Charter was most recently revised on January 30, 2003; any future revisions will be posted to the same location on our website.

Finance and Strategic Planning Committee
Current Members	Mr. Fogarty (Chair), Ms. Barnes, Mr. Cornwell and Dr. Stern

Number of Meetings in 2003	Five

Primary Responsibilities	The responsibilities of the Finance and Strategic Planning Committee are set forth in the Committee’s Charter, which is attached as Appendix D to this Proxy Statement and is available on the Company’s website (www.avoninvestor.com). This Charter was most recently revised on January 30, 2003; any future revisions will be posted to the same location on our website.

Director Independence

The Board of Directors assesses the independence of its members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as the Company’s Corporate Governance Guidelines. As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances, including (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, banking, consulting, legal, accounting, charitable and familial relationships; provided, that ownership of a significant amount of Avon stock is not, by itself, a bar to independence. In assessing the significance of the relationship to Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of goods or services will not be deemed material if the amounts involved, on an annual basis, represent less than one percent (1%) of Avon’s revenues and of the revenues of the other organization involved.

Maria Elena Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a division of J.P. Morgan Chase & Co., an investment banking firm that will perform services for the Company during the course of 2004, a substantial portion of which would be a continuation of the banking, risk management and administrative services regularly provided during 2003. The Company conducts no business with J.P. Morgan Private Bank.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time on television stations owned by or associated with Granite Broadcasting Corp., of which Mr. Cornwell is

Chairman and Chief Executive Officer, or in magazines owned by Time, Inc., of which Mrs. Moore is Chairman and Chief Executive Officer. In 2003, the aggregate cost of advertisements appearing on such television stations or in such magazines was not material to Avon nor was the associated revenue material to either Granite Broadcasting Corp. or Time, Inc.

Based on the materiality standard described above, none of the relationships between the Company and Ms. Lagomasino, Mrs. Moore or Mr. Cornwell, respectively, or any of the other non-management directors was material during 2003. The Board of Directors has concluded that each non-management director is independent of the Company.

Director Nomination Process & Shareholder Nominations

As noted above, the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Committee’s process for considering all candidates for election as directors, including stockholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates, for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances, in the Committee’s judgment, the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in the Company’s Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Committee will consider director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York, 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the stockholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

In addition, shareholders of record may nominate candidates for election to the Board by following the procedures set forth in our By-laws. Information regarding these procedures for nominations by shareholders will be provided upon request to the Corporate Secretary of the Company.

Director Compensation

Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Each non-management director receives an annual retainer consisting of $35,000 plus an annual grant of shares of the Company’s Common Stock having a market value as of the date of grant of approximately $35,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. Such grants are made immediately after the Annual Meeting. All shares so granted to a non-management director are restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and the same voting rights as all other outstanding shares of Common Stock.

In addition to the annual retainer, each non-management director receives a retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee are paid an additional fee of $10,000 for the Audit Committee and $5,000 for all other Committees. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, may increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

Each non-management director receives an annual grant of options to purchase 4,000 shares of the Company’s Common Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. Grants are made coincident with the annual grant of options to employees of the Company. Each grant of options will become fully exercisable one year after the date of such grant and will expire at the end of ten years.

In September 2001, the Board of Directors adopted a stock ownership guideline that non-management directors should own Common Stock of the Company having a value equal to or greater than five times the annual retainer for directors within five years or, in the case of new directors, within five years from the date of their election to the Board.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 15, 2004 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive officer (as defined in the introduction to the Summary Compensation Table), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of Common Stock as of January 1, 2004, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. (1)	26,520,164	11.2%
AXA Financial, Inc. and affiliated entities (2)	23,894,412	10.1%
Capital Research and Management Company (3)	22,921,200	9.7%
Brenda C. Barnes (4) (5) (6)	46,447	*
W. Don Cornwell (4) (5) (7)	9,261	*
Robert J. Corti (8)	183,046	*
Edward T. Fogarty (4) (5)	47,983	*
Stanley C. Gault (4) (5)	298,551	*
Fred Hassan (4) (5) (6)	32,819	*
Andrea Jung (7) (9) (10)	930,889	*
Gilbert L. Klemann, II (10) (11)	73,151	*
Susan J. Kropf (10) (12)	439,892	*
Maria Elena Lagomasino (4) (5)	17,039	*
Ann S. Moore (4) (5) (6) (7)	41,391	*
Paula Stern (4) (5)	20,279	*
Robert Toth (10) (13)	124,414	*
Lawrence A. Weinbach (4) (5)	23,319	*
All 17 directors and executive officers as a group (10) (14)	2,509,169	1.1%

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 15, 2004 through the exercise of stock options.
(1)	Based on information in a Schedule 13G filed on or about February 17, 2004 with the Securities and Exchange Commission by FMR Corp. FMR Corp. had sole voting power with respect to 1,173,113 shares, shared voting power with respect to no shares, sole dispositive power with respect to 26,520,164 shares and shared dispositive power with respect to no shares. Most shares are held by its subsidiary, Fidelity Management & Research Company, which acts as investment advisor to various investment companies. One investment company, Fidelity Contrafund, owned 13,469,022 shares or 5.7% of the outstanding shares, which shares are included in the amount of shares beneficially owned by FMR Corp. in the table above. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Based on information in a Schedule 13G filed on or about February 10, 2004 with the Securities and Exchange Commission by AXA Financial, Inc. and certain of its affiliated entities (collectively, “AXA”). AXA had sole voting power with respect to 11,710,326 shares, shared voting power with respect to 6,239,572 shares, sole dispositive power with respect to 22,720,614 shares and shared dispositive power with respect to 1,173,798 shares. Most shares are held by AXA’s subsidiary, Alliance Capital Management L.P. The address for AXA is 1290 Avenue of the Americas, New York, NY 10104.
(3)	Based on information in a Schedule 13G filed on or about February 13, 2004 with the Securities and Exchange Commission by Capital Research and Management Company. Capital Research and Management Company had sole voting power with respect to no shares, shared voting power with respect to no shares, sole dispositive power with respect to 22,921,200 shares and shared dispositive power with respect to no shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
(4)

Includes, for each indicated non-management director, restricted shares that have been granted as part of his or her Annual Retainer compensation, as follows: Ms. Barnes, 4,279 shares; Mr. Cornwell, 1,061 shares; Mr. Fogarty, 4,279 shares; Mr. Gault, 4,279 shares; Mr. Hassan, 2,819 shares; Ms. Lagomasino, 1,689 shares; Mrs. Moore, 9,091 shares; Dr. Stern, 4,279 shares; and Mr. Weinbach, 2,819 shares. Also includes additional restricted shares granted to certain non-management directors upon the discontinuance in 1997 of the Directors’ Retirement Plan, as follows: Ms. Barnes, 4,060 shares; Mr. Fogarty, 2,204 shares; Mr. Gault, 11,272 shares; and Mrs. Moore, 4,812 shares. For all such restricted shares, the director has sole voting but no investment power.

(5)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 15, 2004 through the exercise of stock options, as follows: Ms. Barnes, 28,000 shares; Mr. Cornwell, 8,000 shares; Mr. Fogarty, 28,000 shares; Mr. Gault, 220,000 shares; Mr. Hassan, 20,000 shares; Ms. Lagomasino, 14,000 shares; Mrs. Moore, 28,000 shares; Dr. Stern, 16,000 shares; and Mr. Weinbach, 20,000 shares.
(6)	Ms. Barnes shares voting and investment power with her spouse as to 10,108 of her shares. Mr. Hassan shares voting and investment power with his spouse as to 10,000 of his shares. Mrs. Moore shares voting and investment power with her spouse as to 4,100 of her shares.
(7)	Includes, with respect to Mr. Cornwell, 100 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Ms. Jung, 5,200 shares held in the name of a family member as to which she disclaims beneficial ownership. Includes, as to Mrs. Moore, 200 shares held in the names of family members as to which she disclaims beneficial ownership.
(8)	Includes 5,000 shares as to which Mr. Corti has sole voting but no investment power, 154,214 shares which Mr. Corti has the right to acquire within 60 days of March 15, 2004 through the exercise of stock options and approximately 21,027 shares as to which Mr. Corti shares voting and investment power with his spouse.
(9)	Includes 858,614 shares which Ms. Jung has the right to acquire within 60 days of March 15, 2004 through the exercise of stock options.
(10)	The table above excludes, for each named executive officer, and the directors and executive officers as a group, restricted stock units because restricted stock units do not afford the holder of such units voting or investment power. As of March 15, 2004, Ms. Jung held 180,000 restricted stock units, Mr. Klemann held 5,000 restricted stock units, Ms. Kropf held 65,000 restricted stock units, Mr. Toth held 10,000 restricted stock units, and the directors and executive officers as a group held 270,000 restricted stock units.
(11)	Includes 72,640 shares which Mr. Klemann has the right to acquire within 60 days of March 15, 2004 through the exercise of stock options.
(12)	Includes 355,483 shares which Ms. Kropf has the right to acquire within 60 days of March 15, 2004 through the exercise of stock options.
(13)	Includes 5,000 shares as to which Mr. Toth has sole voting but no investment power, 114,136 shares which Mr. Toth has the right to acquire within 60 days of March 15, 2004 through the exercise of stock options and 3,257 shares as to which Mr. Toth shares voting and investment power with his spouse.
(14)	Includes 5,500 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes approximately 69,152 shares as to which beneficial ownership was shared with others and 2,129,039 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 15, 2004 through the exercise of stock options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 regarding the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	10,607,974	(2)	$45.04	(2)	7,208,135	(3)
Equity compensation plans not approved by security holders	0		NA		0
Total	10,607,974		$45.04		7,208,135

(1)	These plans are the Company’s 1993 Stock Incentive Plan and the Year 2000 Stock Incentive Plan. The stock options and restricted stock issued to the Company’s directors, pursuant to the terms of the Non-Employee Directors’ Compensation Plan, are issued under the Year 2000 Stock Incentive Plan. The stock awards that may be granted pursuant to the Executive Incentive Plan, which was approved by the shareholders at the 2003 Annual Meeting of Shareholders, would be issued under the Year 2000 Stock Incentive Plan.
(2)	Excludes stock appreciation rights (SARs) of which 43,637 were outstanding as of December 31, 2003.
(3)	6,668,066 shares remain available for issuance under the Company’s Year 2000 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Although 540,069 shares remain available for issuance under the 1993 Stock Incentive Plan, no additional stock options or other stock awards will be granted under that Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of the Company’s equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to 2003 have been complied with on a timely basis, except that Mr. Toth filed a Form 4 four days late to report a transfer of assets within a deferred compensation plan as a result of delay in communication involving a third party vendor.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee is made up of non-management independent members of the Board of Directors whose names are listed at the end of this report. The Committee reviews compensation levels of the Chief Executive Officer (CEO) and officers who are direct reports to the CEO and Chief Operating Officer (COO), evaluates the performance of the CEO, and approves the policies that govern the compensation programs of the Company’s senior management.

Executive Compensation Guiding Principles

The Company’s executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic Company goals and to support the Company’s overall business strategy. The guiding principles used in the design of the program are:

•	Total compensation levels must be competitive with the compensation practices of other leading beauty, direct selling and consumer products companies and commensurate with relative shareholder returns and financial performance.

•	Compensation philosophy is “pay-for-performance” such that individual compensation awards are tied to Company, operating business unit and individual performance.

•	Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that build shareholder value and reward for team and overall Company performance.

•	Compensation programs should focus executives on key performance indicators (financial and strategic) that directly translate into increased long-term shareholder value.

Working with an independent compensation consulting firm, the Committee annually evaluates the compensation of key executives against general industry surveys plus a Compensation Peer Group consisting of 13 beauty and consumer goods companies to ensure that the total compensation program is competitive. For select positions, the Committee evaluates compensation against companies that better represent the market for the executive talent in specialty functions in which the Company competes. For the CEO, COO and Chief Financial Officer (CFO), a proxy analysis of the Compensation Peer Group is conducted to determine the competitiveness of their compensation packages. The total target compensation of executive officers is positioned at the median rate of the Compensation Peer Group, with a target close to the 75th percentile of the Peer Group for consistent top performers. The three components of total compensation include base salary, annual incentive and long-term incentive compensation.

Base Salary

The midpoints of salary ranges for executives are set at the median of the Compensation Peer Group companies. With the Company’s pay-for-performance philosophy, sustained exceptional performers receive salaries above the median of the Peer Group whereas salaries for those who meet performance expectations are targeted at the median of the Peer Group companies. Annual salary increases are based on individual performance, job responsibilities, competitive data of the Compensation Peer Group, and the Company’s overall salary budget guidelines. Base salaries of senior executives are reviewed annually by the Committee. In 2003, salaries for executives overall were slightly ahead of the median of the Peer Group for similar positions.

Annual Incentive Plans

In 2003, the shareholders approved an Executive Incentive Plan (EIP) intended to comply with Section 162(m) of the Internal Revenue Code, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The CEO and each other employee who is considered a “Section 16 Officer” for purposes of the Securities Exchange Act of 1934, as amended, whom the Committee selects for participation, is eligible to participate under the Plan. For 2003, the CEO, COO, CFO, General Counsel (GC) and two Executive Vice Presidents (EVPs) were participants of the Plan.

The Company also has a Management Incentive Plan (MIP) for all other officers and key employees. Both the EIP and MIP provide incentive compensation aligned with the annual performance of the Company. Target awards under each of the two plans are set as a percentage of base salary by management level. Incentives under the EIP may be paid in cash, restricted stock or restricted stock units, whereas incentives under the MIP may be paid in cash, restricted stock, restricted stock units or stock options. Incentives under both plans are payable based on the degree of attainment of pre-established performance measures set by the Compensation Committee.

For 2003, performance measures for the EIP were the achievement of Global Net Sales, Earnings Per Share (EPS), Cash Flow and Gross Margin objectives established by the Compensation Committee. The Compensation Committee established the same performance measures for the EIP and MIP. However, awards under the EIP are calculated differently than under the MIP and certain factors impacting performance are disregarded when evaluating the attainment of performance measures pursuant to the EIP. In addition, under the EIP the Committee has discretion to adjust awards downward only, whereas under the MIP the Committee may grant above-target bonuses. For 2003, based on the Compensation Committee’s view of the Company’s overall operating performance, the Compensation Committee used its discretion to reduce the awards under the EIP from those that would have otherwise been payable in order to have those amounts correspond with awards paid out under the MIP.

The chart below illustrates the weighting of performance objectives for EIP participants in 2003:

Executive Incentive Plan	Global EPS & Net Sales (Local Currency (LC))	Global EPS & Net Sales (LC), Cash Flow & Gross Margin	Operating Business Unit (“OBU”) Operating Profit (US$) & Net Sales (LC)	Local Cash Flow & Gross Margin
Global Executives (CEO, COO, CFO, GC)	70%			30%
Regional Executives (EVPs)		40%	30%	30%

For 2003, pre-established performance measures and weighting of such measures for the MIP were the same as for the EIP. For 2003, based on the Compensation Committee’s view of the Company’s overall operating performance, the Compensation Committee granted awards under the MIP at 90% of the individuals’ targeted awards for Global Executives with awards for the Regional Executives ranging from 52% to 127% of the individuals’ targeted awards.

Long-Term Incentive Compensation

Pursuant to the shareholder-approved Year 2000 Stock Incentive Plan, awards may be made in the form of non-qualified stock options, incentive stock options, stock appreciation rights, performance units, restricted stock units, and shares of restricted stock.

The principal purpose of the Plan is to provide competitive incentive compensation to management of the Company that is linked to increases in shareholder value derived from appreciation in the Company’s stock price.

Under the Year 2000 Stock Incentive Plan, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. Generally, a grant of options under the Year 2000 Stock Incentive Plan vests in equal one-third portions over three years, with the first third becoming exercisable on the first anniversary of the grant date. Restricted stock and restricted stock units are also granted under the Plan and vest in one or more installments over two to three years after the grant date. Dividend equivalents on these shares and units are paid to the same extent as those paid on the Company’s unrestricted stock.

In May 2002, the Committee approved a Transformation Long-Term Incentive Plan (TLTIP). This new plan was designed to provide additional long-term compensation to key executives driving the Company’s business transformation initiatives. Under the TLTIP, cash awards are payable at the end of a three-year period (February 2005), provided the Company has achieved certain financial objectives tied to the transformation objectives.

Senior Executive Pay-for-Performance Compensation Programs

As indicated above, the performance-based senior executive compensation system principally consists of the Annual Incentive Plans (EIP & MIP) and long-term incentive plans, which are made up of the Year 2000 Stock Incentive Plan (paid mainly in stock options and restricted stock units) and the TLTIP. The EIP performance objectives for the Company’s five highest paid executive officers are weighted according to the EIP chart above under “Annual Incentive Plans”. The Company has announced long-term growth objectives of double-digit sales growth in local currency and double-digit EPS growth. Most securities analysts who follow the Company’s performance place a high degree of importance on the Company’s achievement of such objectives. The Committee believes that substantial attainment of these objectives during 2003 contributed towards increasing the Company’s stock price in 2003 as illustrated by the Performance Graph on page 19 of this Proxy Statement.

Not only are the annual incentive plan awards strongly linked to the ongoing achievement of growth performance objectives but the value of stock options are wholly dependent upon stock price appreciation that generally can be attained only by long-term growth in sales and EPS.

Accordingly, the Committee strongly believes that the Company’s overall incentive compensation system appropriately focuses the Company’s senior officers on maintaining the long-term success of the Company.

Determination of CEO Compensation

The Compensation Committee conducts a CEO Assessment each year whereby the Committee establishes performance objectives in December for the upcoming year, enabling the most senior-level goals to be shared throughout the organization. The attainment of these performance objectives is then evaluated at year-end. The corporate objectives set for 2003 included the achievement of the Company’s 2003 operating objectives including a commitment to business transformation; an increased focus on accelerating expansion in high-potential emerging markets and pursuing strategic opportunities to reach new consumers via new brands and channels; and the strengthening of organizational leadership and corporate governance.

Ms. Jung’s salary was set at $1,250,000 per annum effective March 2003. Her annual incentive bonus target pay-out for 2003 was increased from 100% to 125% of base salary effective March 2003 and was linked to the performance objectives described above under “Executive Incentive Plan”. The Committee approved an award of 90% of her overall bonus target pay-out under the EIP, resulting in an award to her of $1,304,753.

In March 2003, a stock option grant of 250,000 shares was awarded to Ms. Jung, which options are subject to and will vest according to the terms of the Year 2000 Stock Incentive Plan described above under “Long-Term Incentive Compensation”.

The Compensation Committee granted to Ms. Jung an award of 180,000 restricted stock units effective January 2, 2004.

Executive Stock Ownership Guidelines

To further support the Company’s goal of achieving a strong link between shareholder and executive interests, the Company adopted in 2001 stock ownership guidelines for the Company’s senior executives to underscore and encourage executive share ownership. Senior executives are required to own Company stock equal to one to five times their base salary, with ownership targets increasing with the level of responsibility, and have five years to achieve that target. Stock options are not counted for purposes of meeting the ownership guidelines.

Limitations on the Deductibility of Compensation

Pursuant to Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to any of the Company’s five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer’s overall compensation exceeds $1 million. In 2003 the shareholders approved the EIP which is intended to comply with Section 162(m) of the Internal Revenue Code, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million.

Members of the 2003 Compensation Committee

Ann S. Moore, Chair

Edward T. Fogarty

Stanley C. Gault

Maria Elena Lagomasino

Comparison of Five Year Cumulative Total Return(1)

Avon, S&P 500 Index, 2003 Industry Composite(2) and 2004 Industry Composite(3)

Assumes $100 invested on December 31, 1998 (last trading day in 1998) in Avon Common Stock, the S&P 500 Index, the 2003 Industry Composite and the 2004 Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 or the last trading day in the year indicated.

	1998	1999	2000	2001	2002	2003
Avon	100.0	76.2	112.3	111.1	130.8	166.0
S&P 500	100.0	121.0	110.0	97.0	74.6	94.2
2003 Industry Composite (2)	100.0	116.9	92.4	92.9	99.3	115.8
2004 Industry Composite (3)	100.0	103.0	100.2	96.0	91.8	110.5

(1)	Total return assumes reinvestment of dividends at the closing price at the end of each quarter.
(2)	The 2003 Industry Composite included Alberto-Culver, Campbell Soup, Clorox, Colgate Palmolive, Dial, Dole Food, Estee Lauder, General Mills, Gillette, Heinz, Hershey Foods, Procter & Gamble, and Revlon.
(3)	We have revised our Industry Composite because we believe that the 2004 Industry Composite provides a better basis for performance comparison than the 2003 Industry Composite. The 2004 Industry Composite includes Alberto-Culver, Clorox, Colgate Palmolive, Estée Lauder, Gillette, Kimberly Clark, Proctor & Gamble and Revlon.

The Report of the Compensation Committee on Executive Compensation, the Comparison of Five-Year Total Cumulative Return, and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

TABLES AND PLANS

This section of the Proxy Statement discloses plan and non-plan compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and the four officers who were the other most highly compensated executive officers during 2003 (together, these persons are sometimes referred to as the “named executive officers”) in respect of the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	Restricted Stock Awards ($) (4)	Securities Underlying Options/ SARs (#)	Long-Term Incentive Payouts ($)	All Other Compensation ($) (5)
Andrea Jung (1) Chairman and Chief Executive Officer	2003 2002 2001	1,213,425 1,075,342 948,219	1,304,753 1,613,014 880,871	0 0 0	0 0 0	250,000 250,000 243,013	0 0 0	54,119 55,797 42,460

Susan J. Kropf President and Chief Operating Officer	2003 2002 2001	737,808 687,671 648,082	640,985 876,781 571,205	0 0 0	3,228,550 0 1,781,260	120,000 123,976 121,507	0 0 0	32,873 32,767 28,997

Robert Toth (2) Executive Vice President, Asia Pacific, Europe, Middle East & Africa	2003 2002	452,603 414,986	416,927 397,406	0 0	0 262,300	37,373 41,976	0 0	137,946 478,192

Robert J. Corti Executive Vice President and Chief Financial Officer	2003 2002 2001	493,904 462,671 404,288	367,413 512,646 301,821	0 0 0	0 0 431,200	50,000 52,101 41,009	0 0 0	22,136 26,188 18,106

Gilbert L. Klemann, II Senior Vice President, General Counsel and Secretary	2003 2002 2001	440,123 418,836 400,000	277,278 505,744 252,950	0 0 0	264,000 0 285,750	35,678 33,278 36,452	0 0 0	14,784 15,239 112,082

(1)	Effective as of September 6, 2001, Ms. Jung was elected Chairman of the Board; she has been Chief Executive Officer since November 4, 1999
(2)	Effective as of February 1, 2004, Mr. Toth was promoted to Executive Vice President, International. Mr. Toth became an executive officer in 2002.
(3)	This column includes the value of certain personal benefits when the value is greater than the lower of $50,000 or 10% of an executive’s salary and bonus for the year. Such threshold was not exceeded for any of the named executive officers in 2003.
(4)	Restricted stock units were granted in 2003 and shares of restricted stock were granted in 2002 and 2001. The dollar amount shown equals the number of shares of restricted stock granted and shares underlying Restricted Stock Units, multiplied by the stock price on the grant date. Dividends or dividend equivalents on these shares and units are paid to the same extent as those paid on the Company’s unrestricted stock. Restricted stock awards and restricted stock units vest in one or more installments over two to three years after the grant date. In the event of a change of control, all shares of restricted stock and restricted stock units held by executives with employment contracts (see “Contracts with Executives”) would be cashed out. The following table shows aggregate holdings of restricted stock and restricted stock units at December 31, 2003 for the named executive officers. The Compensation Committee also granted to Ms. Jung an award of 180,000 restricted stock units effective January 2, 2004.

(Footnotes continued on next page)

	Holdings of Restricted Shares at 12/31/03
Name	Number of Restricted Stock Units Granted in Fiscal 2003	Total Number of Shares of Unvested Restricted Stock and Restricted Stock Units Held	Aggregate Market Value of Shares of Unvested Restricted Stock and Restricted Stock Units at 12/31/03 ($) (a)
Ms. Jung	0	0	0
Mrs. Kropf	65,000	105,000	7,086,450
Mr. Toth	0	5,000	337,450
Mr. Corti	0	5,000	337,450
Mr. Klemann	5,000	8,000	539,920

(a)	“Market Value” is determined by reference to the per-share closing price on December 31, 2003 ($67.49).
(5)	The amounts in this column include the following: (i) Company matching contributions to the Employees’ Savings and Stock Ownership Plan—Ms. Jung, $9,000; Mrs. Kropf, $9,000; Mr. Toth, $6,536; Mr. Corti, $6,602; and Mr. Klemann, $9,000; (ii) Company matching contributions to the Deferred Compensation Plan—Ms. Jung, $45,119; Mrs. Kropf, $23,873; Mr. Toth, $13,800; Mr. Corti, $15,534; and Mr. Klemann, $5,784; (iii) a one-time sign-on payment in 2001 to Mr. Klemann of $100,000; and (iv) overseas allowances for Mr. Toth pertaining to his expatriate assignment of $117,610 for 2003 and $458,494 for 2002.

Option Grants

This table presents information regarding options that may be exercised to purchase shares of the Company’s Common Stock.

Option Grants in Fiscal 2003

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (3)
Ms. Jung	250,000	10.1%	52.80	3/13/13	5,392,500
Mrs. Kropf	120,000	4.9%	52.80	3/13/13	2,588,400
Mr. Toth	34,886	1.4%	52.80	3/13/13	752,491
	2,487	0.1%	49.67	1/30/13	51,829
Mr. Corti	50,000	2.0%	52.80	3/13/13	1,078,500
Mr. Klemann	32,513	1.3%	52.80	3/13/13	701,305
	3,165	0.1%	49.67	1/30/13	65,959

(1)	The indicated options have a term of 10 years and were granted pursuant to the Company’s Year 2000 Stock Incentive Plan. The options granted 3/13/03 expire on 3/13/13 and vest in equal one-third portions over three years. The options granted 1/30/03 expire on 1/30/13 and vest at the end of one year.
(2)	Based on 2,465,534 options granted in fiscal 2003.
(3)	To calculate the value of option grants in 2003, the Company used a valuation of 40% of the average of the high and low prices of the Company’s common stock on the date on which management recommended the proposed grants to the Compensation Committee of the Board of Directors. In 2003, this valuation equaled $21.57 per share for the 3/13/03 grants and $20.84 per share for the 1/30/03 grants. In establishing this valuation, the Company worked with a consultant and reviewed historic Black-Scholes valuations of options on the Company’s stock, measuring volatility and the other variables in the Black-Scholes model over multi-year periods, and concluded that a valuation of 40% was appropriate. The Company’s use of this valuation methodology should not be construed as an endorsement of its accuracy at valuing options. In the future, the Company may change its method for determining the valuation of its options. All stock option valuation models and methodologies require a prediction about the future movement of the stock price. The real value of options in this table depends on the actual performance of the Company’s stock during the applicable period and on the date of exercise.

Option Exercises and Values

This table presents information regarding options exercised for shares of the Company’s Common Stock during fiscal 2003 and the value of unexercised options held at December 31, 2003.

Aggregated Option Exercises in Fiscal 2003

and 2003 Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ms. Jung	0	0	610,943	497,670	16,438,866	8,147,720
Mrs. Kropf	46,728	1,518,592	234,981	240,502	6,193,170	3,952,481
Mr. Toth	11,432	366,309	76,722	74,098	2,048,274	1,196,255
Mr. Corti	35,312	1,342,769	107,210	97,003	2,886,445	1,564,601
Mr. Klemann	0	0	35,394	70,014	783,081	1,164,831

(1)	Value Realized is calculated as follows: (Per Share Closing Sale Price on Date of Exercise – Per Share Exercise Price) x Number of Shares for which the Option was exercised.
(2)	Value of Unexercised, In-the-Money Options at 12/31/03 is calculated as follows: (Per Share Closing Sale Price on 12/31/03 – Per Share Exercise Price) x Number of Shares Subject to Unexercised Options. The per-share closing price on 12/31/03 was $67.49.

RETIREMENT, DEATH AND SEVERANCE BENEFITS

Four of the named executive officers accrue retirement benefits under a Supplemental Executive Retirement Plan (the “Supplemental Plan”) which is described below, namely Ms. Jung, Ms. Kropf, Mr. Toth and Mr. Corti. Benefits under the Supplemental Plan are based on the average of a participant’s three highest years of compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. Benefits payable under the Supplemental Plan are reduced by benefits payable to the participant under the Company’s Regular Retirement Program (the “Retirement Plan”). The following table shows the estimated annual retirement benefits for a life annuity under the Supplemental Plan (including benefits payable by the Retirement Plan but excluding Social Security benefits) for participants retiring at age 65 whose average three-year compensation and years of service at retirement would be in the classification shown. If retirement occurs prior to age 65 but after the executive’s age and years of service total at least 85, the executive would be entitled to the benefit described in the table commencing upon retirement (rather than waiting until age 65 for the benefit to start).

Estimated Annual Retirement Allowances at Age 65

Average of Three Highest Years’ Annual Compensation In Last Ten Years	Years of Creditable Service
	10	15	20	25	30	35
$ 500,000	100,000	150,000	200,000	250,000	275,000	300,000
600,000	120,000	180,000	240,000	300,000	330,000	360,000
700,000	140,000	210,000	280,000	350,000	385,000	420,000
800,000	160,000	240,000	320,000	400,000	440,000	480,000
900,000	180,000	270,000	360,000	450,000	495,000	540,000
1,000,000	200,000	300,000	400,000	500,000	550,000	600,000
1,100,000	220,000	330,000	440,000	550,000	605,000	660,000
1,200,000	240,000	360,000	480,000	600,000	660,000	720,000
1,300,000	260,000	390,000	520,000	650,000	715,000	780,000
1,400,000	280,000	420,000	560,000	700,000	770,000	840,000
1,500,000	300,000	450,000	600,000	750,000	825,000	900,000
1,600,000	320,000	480,000	640,000	800,000	880,000	960,000
1,700,000	340,000	510,000	680,000	850,000	935,000	1,020,000
1,800,000	360,000	540,000	720,000	900,000	990,000	1,080,000
1,900,000	380,000	570,000	760,000	950,000	1,045,000	1,140,000
2,000,000	400,000	600,000	800,000	1,000,000	1,100,000	1,200,000
2,100,000	420,000	630,000	840,000	1,050,000	1,155,000	1,260,000
2,200,000	440,000	660,000	880,000	1,100,000	1,210,000	1,320,000
2,300,000	460,000	690,000	920,000	1,150,000	1,265,000	1,380,000
2,400,000	480,000	720,000	960,000	1,200,000	1,320,000	1,440,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,375,000	1,500,000

As of December 31, 2003, Ms. Jung had an average three-year compensation of $2,264,420 and 10 years of creditable service; Mrs. Kropf had an average three-year compensation of $1,335,420 and 33 years of creditable service; Mr. Toth had an average three-year compensation of $696,828 and 25 years of creditable service; and Mr. Corti had an average three-year compensation of $828,254 and 27 years of creditable service. Mr. Klemann is not covered by the Supplemental Plan; instead Mr. Klemann accrues cash balance retirement benefits, which will not vest until 2006. As of December 31, 2003, the value of Mr. Klemann’s cash balance account was $138,556, which equated to an annual annuity, payable at age 65 for his lifetime, of $21,484.

CONTRACTS WITH EXECUTIVES

The Company has employment contracts (“Employment Contracts”) with four of the named executive officers, namely Ms. Jung, Mrs. Kropf, Mr. Corti and Mr. Klemann.

The Employment Contracts provide that if the executive’s employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive’s base salary for a period equal to two years (Mrs. Kropf and Messrs. Corti and Klemann) or three years (Ms. Jung); (ii) continuation of benefits for two years (Mrs. Kropf and Messrs. Corti and Klemann) or three years (Ms. Jung); and (iii) a bonus payment in an amount equal to the executive’s target annual bonus for the year of termination plus a pro-rated portion of such bonus if such termination occurs after August 1 in any year.

The Employment Contracts also provide that upon the executive’s actual or constructive termination of employment in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) three years’ salary and bonus, (b) the present value of three years’ insurance and fringe benefits, and (c) the cash-out value of all then-outstanding stock options, restricted shares and restricted stock units. Assuming an actual or potential change of control had occurred on January 1, 2004, with termination of the executives immediately thereafter, Ms. Jung would have received $8,437,500; Mrs. Kropf would have received $4,500,000; Mr. Corti would have received $2,775,000; and Mr. Klemann would have received $2,269,500; plus the amounts referred to in (b) and (c) above.

The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and of any income and excise taxes incurred in connection with such reimbursement.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and the Company’s Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be the “Audit Committee Financial Expert”, under the rules of the Securities and Exchange Commission. The Audit Committee has a written charter that has been approved by the Board of Directors and is attached as Appendix A to this Proxy Statement and is available on the Company’s website (www.avoninvestor.com).

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining an effective internal control structure. The independent accountants’ responsibility is to provide their opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and omissions. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants and with management the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the Charter of the Audit Committee (including “Statement on Auditing Standards No. 61, Communication with Audit Committees”) relating, for example, to the conduct of the audit and the quality of the Company’s accounting principles and the estimates underlying the financial statements.

The Committee also has received the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (which relates to the accountants’ independence from the Company and its related entities), has considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the accountants’ independence and has discussed with the accountants the accountants’ independence, including any relationships that may impact their objectivity and independence.

In 2003, the Company amended its previous policy regarding the provision by the Company’s independent accountants of audit and non-audit services and the corresponding fees, and the procedures for approval of such services and fees, to: (i) strictly disallow any service that would be a prohibited service; (ii) allow audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allow other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee.

Based upon the review and discussions described in this report, the members of the 2004 Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Members of the 2003 Audit Committee

Lawrence A. Weinbach, Chair

Brenda C. Barnes

W. Don Cornwell

Fred Hassan

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent accountants for the year 2004. PricewaterhouseCoopers LLP began auditing the accounts of the Company in 1989. If the appointment of PricewaterhouseCoopers LLP is not ratified by the Shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

In 2003, the Company amended its previous policy regarding the provision by the Company’s independent accountants of audit and non-audit services and the corresponding fees, and the procedures for approval of such services and fees, to: (i) strictly disallow any service that would be a prohibited service; (ii) allow audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allow other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee.

Audit Fees

The aggregate fees, including out-of-pocket expenses, for audit services rendered by PricewaterhouseCoopers LLP, including but not limited to the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and December 31, 2002, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, comfort letters, and services to assist in the preparation for the internal control review required by Section 404 of the Sarbanes-Oxley Act of 2002 were approximately $4.9 million and $4.1 million, respectively.

Audit-Related Fees

The aggregate fees, including out-of-pocket expenses, for audit-related services rendered by PricewaterhouseCoopers LLP during the fiscal years 2003 and 2002 were approximately $.4 million and $.09 million, respectively. The audit-related services provided by PricewaterhouseCoopers LLP during those years included such services as accounting due diligence and audits of international pension plans and domestic employee benefit plans.

Tax Fees

The aggregate fees, including out-of-pocket expenses, for tax services rendered by PricewaterhouseCoopers LLP during the fiscal years 2003 and 2002 were approximately $1.5 million and $1.4 million, respectively. The tax services provided by PricewaterhouseCoopers during those years included such services as expatriate tax services, tax advice regarding possible transactions and projects, domestic and international tax planning and tax compliance.

All Other Fees

The aggregate fees, including out-of-pocket expenses, for other services, not included in any of the foregoing categories, rendered by PricewaterhouseCoopers LLP during the fiscal years 2003 and 2002 were approximately $.02 million and $.04 million, respectively. These other services provided by PricewaterhouseCoopers during 2003 and 2002 included such services as certifications and other reviews of information required by local regulations outside the United States, official transmission of financial information to government authorities outside the United States, and a subscription to on-line accounting reference material.

Your Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2004.

PROPOSAL 3—AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors proposes and recommends the approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from the 800,000,000 shares, par value $.25 per share, presently authorized to 1,500,000,000 shares. Accordingly, the Board of Directors proposes to amend the first paragraph of Article III of the Company’s Restated Certificate of Incorporation to read in its entirety as follows:

“ARTICLE III: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,525,000,000 shares, divided into two classes consisting of 1,500,000,000 shares of Common Stock, par value $.25 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

No change is proposed to the number of authorized shares of Preferred Stock. If the proposed amendment is adopted, the Company intends to file a Certificate of Amendment to the Restated Certificate of Incorporation on or about May 7, 2004.

The Board of Directors has approved a two-for-one stock split in the form of a stock dividend of one share of Common Stock for each share of Common Stock issued and outstanding or held in the Company’s treasury, contingent on the shareholders’ approval of the proposed increase in the number of authorized shares of our Common Stock. We are proposing the increase in the number of authorized shares of our Common Stock because we do not have a sufficient quantity of shares of Common Stock available for issuance (calculated as the number of authorized shares minus the total number of shares that are issued and outstanding, held in treasury or reserved for issuance) to be able to effect the two-for-one stock split and still have an adequate amount of shares available for issuance for other possible needs of the Company. If the shareholders do not approve the proposed increase in the number of authorized shares of our Common Stock, the proposed stock split will not occur. If the shareholders do approve the increase in the number of authorized shares of our Common Stock, the stock split will occur shortly after the Annual Meeting of Shareholders, following the record date for the stock split of May 17, 2004.

The additional shares of our Common Stock for which authorization is sought would have the same par value and the same voting rights and rights to dividends and other distributions and will be identical in all respects to the shares of our Common Stock now authorized. The proposed amendment would not change the terms of our Common Stock nor would it affect the rights of the holders of currently issued and outstanding shares of our Common Stock. The current holders of our Common Stock do not have any preemptive rights and, accordingly, would not have any preferential rights to purchase any of the additional shares of Common Stock when those shares are issued. If this proposal is approved, the additional shares of our Common Stock may be issued from time to time upon authorization of our Board of Directors, without further approval by our shareholders, unless otherwise required by applicable law, and for the consideration that our Board of Directors may determine is appropriate and as may be permitted by applicable law. The authorization of the additional shares of our Common Stock sought by this proposal would not have any immediately dilutive effect on the proportionate voting power or other rights of our existing shareholders. To the extent that the additional authorized shares of our Common Stock are issued in the future, however, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

The Board of Directors believes that the increase in the number of authorized shares of our Common Stock is desirable to provide the Company with the flexibility to act promptly in the future with respect to corporate opportunities as they arise, without the delay and expense associated with holding a special meeting of shareholders, to the extent permitted by applicable law, to obtain shareholder approval each time such an opportunity arises that would require the issuance of shares of our Common Stock. The additional shares of Common Stock proposed to be authorized for issuance will be available for the stock split that has been approved by the Board of Directors and, in the discretion of the Board of Directors, for any possible future stock splits or stock dividends, financing activities including issuance of convertible debt and sales of equity securities to raise capital, acquisitions or asset purchases, strategic relationships with corporate partners, stock incentives for our employees and directors, and other corporate purposes. Other than the two-for-one stock split that has been approved by the Board of Directors, no specific event is now contemplated that would result in the issuance of shares, nor does the Company have any plans, arrangements or understandings with respect to the issuance of the additional authorized shares of our Common Stock.

As of December 31, 2003, of the 800,000,000 shares of Common Stock presently authorized, a total of 235,298,430 shares were issued and outstanding, 125,828,622 shares were held in the Company’s treasury, and 17,984,426 shares were reserved for issuance for stock incentives under existing employee and director benefit plans.

The affirmative vote of holders of a majority of the outstanding shares of Common Stock authorized to vote on this proposal is required for adoption of the proposed amendment to the Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

The Board of Directors believes that the decision to split the stock shows the confidence of the Company’s management and of its Board of Directors in the long-term prospects of the Company. The Board also believes that the stock split, which is dependent on the shareholders’ approval of the increase in the number of authorized shares of our Common Stock, would contribute to a broadening of the shareholder base and improve market liquidity for the Company’s Common Stock. For the reasons described above, the Board of Directors believes that the proposed increase in the number of authorized shares of our Common Stock and the stock split are in the best interest of the Company and its shareholders.

Your Board of Directors recommends that you vote FOR Proposal 3

PROPOSAL 4—RESOLUTION FOR ELIMINATION OF CLASSIFIED BOARD

The Company is informed that Walden Asset Management, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, together with other shareholder co-proponents, whose names, addresses and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution:

“RESOLVED: That the stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by insuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.”

The proponents have furnished the following statement in support of the resolution:

“This resolution requests that the Board end the present staggered board system with 1/3 of Directors elected each year and instead ensure that all Directors are elected annually. We believe shareholders should have the opportunity to vote on the performance of the entire board each year.

Increasingly, institutional investors are calling for the end of this system. California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

Shareholder resolutions to end this staggered system of voting have received large votes, averaging 62% in 2003, revealing strong investor support for this reform. Numerous companies have demonstrated leadership by changing this practice including Pfizer, Bristol-Myers Squibb, and Dow Jones.

We strongly believe that our company’s financial performance is linked to its corporate governance policies and procedures and the level of Board and management accountability they establish.

We do not believe this reform would affect the continuity of Director service since our Directors, like those at an overwhelming majority of companies, are routinely elected with strong shareholder approval.

After listening to investor input, Pfizer changed its staggered board by taking a shareholder vote, which passed with 84%. The Pfizer 2003 proxy statement stated convincingly:

‘The Board of Directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the company, listened to the views of a number of its shareholders, and determined that the classified board should be eliminated. The Board believes that all Directors should be equally accountable at all times for the company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.’

We believe the Compensation, Nominating, and Audit Committees, as well as the full Board need to be fully and annually accountable to shareowners—another key reason for annually electing Directors.

While the Board studied this issue after a shareowner vote of 80% supported this reform at the 2003 stockholder meeting and decided to keep the staggered Board it did not survey shareowners to better understand their rationale for the overwhelmingly vote for this position. Please vote yes for this reform.”

Board of Directors Statement on Proposal 4

The 2003 Annual Meeting of Shareholders included a shareholder proposal requesting that the Board consider taking action to eliminate the classification of the Board of Directors. That proposal received support from a substantial majority of the shareholders, but less than the affirmative vote of 80% of the outstanding shares that would have been required to effect a declassification of the Board. That proposal was substantially similar to the proposal put forward this year by the same shareholder.

In response to the shareholder vote on last year’s proposal, the Board of Directors performed a thorough review of the Company’s classified board structure. The matter was considered by the Company’s Nominating and Corporate Governance Committee and discussed at three separate meetings of the Board of Directors. We sought the advice of outside counsel regarding directors’ fiduciary duties. Our review included consideration of the reasons why companies choose to classify their Boards, such as the need for continuity and protection against coercive takeover tactics. It also included consideration of the provisions of the Company’s charter and by-laws, and in particular, the existing cumulative voting provisions. We reviewed the actions of other public companies in response to large shareholder votes in favor of classified boards and other governance proposals and reviewed the voting policies and investment policies of institutional investors. Members of the Company’s senior management also met or spoke with the proponents and with other of the Company’s investors. We also took into consideration the possibility that the Securities and Exchange Commission might mandate shareholder access to company proxy statements under certain circumstances, and the possibility that investors might withhold votes against directors if they decided not to declassify.

After thorough consideration of the classified board issue, the Board of Directors ultimately determined that, in our judgment, it is in the best interest of the shareholders to retain the classified board. We feel that there simply is no substitute for the classified board structure in providing continuity of experience and perspective to facilitate long-term planning, and in maximizing the value of the Company.

Our classified Board assures that a majority of directors at any time will have the prior experience and in-depth knowledge to oversee the Company’s complex, multinational business, with two classes of directors always having served for one or more years. Thus, we believe that our classified Board structure provides significant advantages to the Company’s long-term investors by assuring that the Board is able to implement a long-term strategy.

The classified board structure also protects directors against pressure from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. Importantly, we feel that all directors of the Company must be concerned about the interests of all of the shareholders, as opposed to the issues of a special interest constituency. The classified board structure also enhances the Board’s ability to negotiate with a suitor to obtain the best result for shareholders in a takeover event, and thus would give us the leverage to best fulfill our fiduciary responsibilities in responding to a possible takeover.

The Board of Directors also believes that it is essential, in reviewing the classified board structure, to take into account the cumulative voting provisions in the Company’s charter and by-laws and the impact of those provisions with or without classification of the Board. The Company’s charter provides for cumulative voting which, when coupled with an annual election of directors, would substantially multiply the ability of a shareholder with short-term objectives to elect a member or members of the Board. Notably, Pfizer, cited by the proponent as a company that eliminated its classified board last year, did not have cumulative voting. Because a classified board can make it more difficult for third parties with short-term objectives to seize control of the Company in a single proxy contest, the classified board system provides the leverage needed under coercive conditions to negotiate terms that will maximize the value of the Company for all shareholders.

The Board endeavors always to act in a manner that reflects its judgment of the best interests of the Company and its shareholders and does not believe that the classified board structure affects in any way the accountability of the Board. All directors are required to uphold their fiduciary duties to the Company and its shareholders and the same standards apply to directors regardless of their term of office. A classified board permits shareholders to annually change one-third of the directors and thereby substantially change the Board’s composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three. Indeed, many of the companies that have been the subject of recent corporate governance failures had annually elected boards. The Board has in place governance guidelines that enhance corporate accountability, such as assuring that the Board is composed of a majority of independent directors and that only independent directors are members of its committees. The Board also believes that a director’s contributions are best measured over several years versus the short-run evaluation implicit in annual elections. A majority of Fortune 500 companies maintain classified boards.

The Board of Directors of Avon is committed to excellence in corporate governance and enhancement of shareholder value. We believe that our existing record demonstrates that we will use the classified board for its intended purpose, which is to enable us to best fulfill our fiduciary responsibilities to the shareholders.

Our shareholders approved our classified Board in 1986 by a substantial majority. The Board continues to believe that the present system of electing one-third of the Board each year offers important advantages to our shareholders, is in the best interests of the Company and should not be changed.

Your Board of Directors recommends that you vote AGAINST Proposal 4.

PROPOSAL 5—RESOLUTION REQUESTING REPORT ON PARABENS

The Company is informed that Domini Social Investments LLC, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, together with another shareholder co-proponent, whose name, address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution:

“WHEREAS:

According to Avon Products’ website, 82 products, including Auto Focus Light Adjusting Foundation, Beyond Color Illuminating Radiance Vitamin C Foundation, Beyond Color Vertical Lift Foundation, Perfect Wear Total Coverage Concealer, Clear Finish Great Complexion Pressed Powder contain parabens.

Parabens are preservatives that have been identified as estrogenic and disruptive of normal hormone functions.1 Estrogenic substances are chemicals foreign to the body that mimic the function of the naturally occurring hormone, estrogen.2 Estrogen has been shown to control the growth of breast cells,3 and exposure to external estrogens has been shown to increase the risk of breast cancer.4

According to a report by the National Research Council, some estrogenic substances are associated with adverse reproductive and developmental effects in wildlife and other animals.5 The US National Toxicology Program lists steroidal estrogens as ‘known human carcinogens.’6 Although parabens are not ‘steroidal estrogens,’ studies have shown that they can mimic steroidal estrogens in animal studies, including in mammals (see, e.g., Pedersen et al. (2000) and Routledge et al. (1998), cited above).

There is substantial scientific evidence to suggest that increased exposure to substances that behave like estrogen in the body may elevate an individual’s risk of developing cancer.7 Parabens are among these substances.8

BE IT RESOLVED

The shareholders request that the Board of Directors prepare a report (at reasonable cost and omitting proprietary information), available to shareholders by October 2003 [sic] evaluating the feasibility of removing, or substituting with safer alternatives, all parabens used in Avon products.”

The proponents have furnished the following statement in support of the resolution:

“Our company deserves high praise for its commitment to women’s health. Avon has raised approximately $190 million for women’s health programs in 30 countries through a variety of fundraising programs. Avon states on its web site, ‘No other company has committed as much money to the cause of women’s health.’ Our company has done more in the breast cancer fight than any other company.

[1]	Pedersen, K.L. et al., “The preservatives ethyl-, propyl- and butylparaben are oestrogenic in an in vivo fish assay,” Pharmacology & Toxicology (Vol. 86(3), pp 110-13, March 2000); Routledge, E.J., et al., “Some alkyl hydroxy benzoate preservatives (parabens) are estrogenic”, Toxicology and Applied Pharmacology (Vol. 153(1), pp. 12-19 (Nov. 1998) and Kant [sic], K.S. et al, “Decreased sperm number and motile activity on the F1 offspring maternally exposed to butyl p-hydroxybenzoic acid (butyl paraben)”, Journal of Veterinary Medical Science (Vol. 64(3), pp. 227-35 (March 2002).
[2]	National Research Council, “Hormonally Active Agents in the Environment” (Washington DC, National Academy Press (1999) (“NRC Report”).
[3]	US Department of Health and Human Services, National Toxicology Program, “10th Report on Carcinogens”, pp. 116-19 (2002).
[4]	NRC Report, cited above.
[5]	Id.
[6]	US Department of Health and Human Services, National Toxicology Program, “10th Report on Carcinogens”, pp. 116-19 (2002).
[7]	NRC Report, cited above.
[8]	See Pedersen at 110-13, Routledge at 12-19, and Kant [sic] at 227-35.

Chemicals that may pose higher-than-average risk to human health, and particularly those that may increase the risk of breast cancer could undermine our company’s good efforts to support women’s health, especially in the breast cancer arena. We believe that they do not belong in our products.”

Board of Directors Statement on Proposal 5

Consumer safety is Avon’s number one priority. As a responsible cosmetics manufacturer, the Company has an extensive formal process for review of the safety and integrity of all of our products and ingredients. Toxicologists at Avon thoroughly evaluate safety data for all ingredients before they are approved for use in any of our products. Also, the Company’s scientists participate in industry-wide and professional scientific organizations in order to access and evaluate the latest information to ensure the continued safe use of all our product ingredients. In addition, Avon microbiologists strive to ensure that our products do not present potential health risks from contamination by harmful microorganisms by using preservative systems such as parabens.

Parabens have an extensive history of use in a wide variety of consumer products, foods and beverages for over 70 years. Parabens provide a critical role in frontline defense for preventing disease and infection in humans by preventing fungal and bacterial contamination.1, 2, 3, 4, 5, 6, 7, 8, 9

Avon, along with the rest of the cosmetic industry, has widely used parabens due to their ability to reduce the risk of microbial contamination effectively at low concentrations. Parabens are recognized as safe by the World Health Organization as well as government agencies throughout the world. In the United States, the Expert Panel of the Cosmetic Ingredient Review (CIR) has reviewed parabens and concluded they are safe for use in cosmetic products. Although CIR is funded by the Cosmetic, Toiletry and Fragrance Association (CTFA), both the CIR review process and the CIR Expert Panel (comprising internationally recognized medical and scientific experts in safety evaluation) are independent from CTFA and the cosmetic industry. Importantly, the FDA considers a CIR decision of safety as a significant basis for the use of ingredients in cosmetic products. In late 2003, the CIR began its own review of the scientific data developed subsequent to its earlier decision regarding the safety of parabens. Due to the thoroughness of the CIR’s process, we do not expect the CIR’s review to be completed prior to the end of next year. Avon will continue to support fully and to be guided by the decisions of the CIR.

1.	Sabalitschka, T (1930). Application of ethyl p-hydroxybenzoate in maintenance of sterility, in sterilization and in disinfection. Arch. Pharm. 268:653-73.
2.	C.P. Neidig and H. Burnell (1944). Esters of p-hydroxy benzoic acid as preservatives, Drug Cosmet. Ind., 54:408.
3.	Aalto, T.R., M.C. Firman, and N.E. Rigler (1953). p-Hydroxybenzoic acid esters as preservatives. I. Uses, antibacterial and antifungal studies, properties, and determination. J. Am. Pharm. Assoc. 42: 449-458.
4.	Dymicky, M. and C.N. Huhtanen (1979). Inhibition of clostridium botulinum by p-Hydroxybenzoic acid n-alkyl esters. Antimicrob. Agents Chemother. 15: 798-801.
5.	Eklund, T. (1985). The effect of sorbic acid and esters of p-Hydroxybenzoic acid on the proton motive force in Escherichia coli membrane vesicles. J. Gen. Microbiol. 131:73-76.
6.	Bargiota, E.E., E. Rico-Munoz, and P.M. Davidson (1987). Lethal effect of methyl and propyl parabens as related to staphylococcus aureus lipid composition. Int. J. Food Microbiol. 4: 257-266.
7.	jermini, M.F.zG., and W. Schmidt-Lorenz (1987). Activitry of Na-benzoate and ethyl paraben against osmotolerant yeasts at different water activity values. J. Food Prot. 50: 920-927.
8.	Thompson, D.P. (1994). Minimum inhibitory concentrations of esters of p-Hydroxybenzoic acid (paraben) combinations against toxigenic fungi. J. Food Prot. 657: 133-135.
9.	Moir, C.J. and M.J. Eyles (1997). Inhibition, injury and inactivation of four psychrotrophic foodborne bacteria by the preservative methyl p-hydroxybenzoate and potassium sorbate. J. Food Prot. 55: 360-366.

In determining that it is appropriate for the Company to continue to use parabens, the Company has considered published studies conducted by independent scientists and agencies on parabens, few of which were designed to directly address the potential of parabens to cause cancer.10, 11 The Company is aware of the studies cited by the proponents, but does not believe that those studies warrant a change in the Company’s position regarding the use of parabens.

Avon has a strong commitment to women’s health and is a leader in the fight against breast cancer. The safety of our products is of primary concern to Avon. We believe that discontinuing the use of parabens and replacement with inferior preservatives would present a potential health risk to our consumers that is neither necessary nor warranted.

Your Board of Directors recommends that you vote AGAINST Proposal 5

10.	JECFA 1974 17th Report of the FAO/WHO expert Committee on Food Additives, Technical Report Series 539, World Health Organization showed no evidence of tumors after a lifetime feeding study in rats up to 1.5g/kg/day.
11.	Homberger 1968 National Technical Information Service PB No. 183 027 showed no evidence of cancer in rats fed ethylparaben at 1g/kg/day over their lifetime.

PROPOSAL 6—RESOLUTION REQUESTING REPORT ON DIBUTYL PHTHALATE

The Company is informed that Trillium Asset Management, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, together with another shareholder co-proponent, whose name, address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution:

“WHEREAS:

According to www.Avon.com, the following Avon products contain dibutyl phthalate (DBP): NAILWEAR Nail Enamel (four shades), and NAIL EXPERTS Speed Dry Top Shine, Tough Enough Base/Top Coat, and On the Mend Nail Mender.

In March 2003, the U.S. Department of Health and Human Services described DBP as ‘one of a group of industrially important chemicals known as phthalates…used in cosmetics and other personal care products.’ Results from laboratory animal studies reviewed by the Department included reduced fertility and abnormal development of the male reproduction system. The document states: ‘It is reasonable and prudent to conclude that the results reported in laboratory animals indicate a potential for similar or other adverse effects on humans.’ (NTP-CERHR Monograph on the Potential Human Reproductive and Developmental Effects of Di-n-Butyl Phthalate)

In January 2003, the European Parliament prohibited the use of DBP found in the products cited above, ordering member states to comply by March 2005;

The Centers for Disease Control and Prevention have found that:

•	Phthalate exposures are both higher and more common than previously suspected;

•	Levels in some women of childbearing age exceed the government’s safe levels set to protect against birth defects; and,

•	DBP exposures for more than 3 million women of childbearing age may be up to 20 times greater than for the average person in the population.

According to the organization Health Care Without Harm, ‘Using CDC sample data, an estimated 5% of women of reproductive age from the general population are contaminated with 75% or more of the amount of just DBP that may begin to impair normal reproductive trace development.’ The organization believes that high levels of DBP in cosmetics could be responsible for the above-average levels of the compound found in younger women.

According to the Environmental Working Group (www.ewg.org), ‘Although a cause and effect relationship has not been established, the ubiquity of phthalates in the human population creates a biologically plausible presumption that phthalates may be contributing to these problems.’ Until proven safe, the report asserts, phthalates should be considered as potential contributors to the following disorders in human males: declining sperm counts, and a rise in hypospadias, undescended testicles and testicular cancer (‘Beauty Secrets: Does A Common Chemical in Nail Polish Pose Risks to Human Health?’ November 2000).

Our competitors Aveda and nail polish manufacturer Urban Decay reformulated their products to be free of phthalates.

BE IT RESOLVED:

The shareholders request that Avon Products prepare a report to shareholders by October 2004 evaluating the feasibility of removing DBP from Avon Products. The report should be produced at reasonable cost and omit proprietary information.”

The proponents have furnished the following statement in support of the resolution:

“Our company deserves high praise for its commitment to women’s health in its philanthropic activities. We believe that it would be inconsistent for Avon not to commit to finding alternative product ingredients for chemicals that may pose risks to human health.”

Board of Directors Statement on Proposal 6

As stated in connection with Proposal 5, consumer safety is Avon’s number one priority. Among their other responsibilities, Avon’s scientists regularly evaluate the published research and other studies that pertain to ingredients in the Company’s products, including the studies performed in recent years by various organizations concerning dibutyl phthalate. Based on this ongoing evaluation, the Company continues to believe that its use of dibutyl phthalate in its cosmetic products is safe.

The most significant human exposure to dibutyl phthalate is from the ingestion of food.1 However, human exposure to a particular chemical does not necessarily mean that it is harmful. Based on data from studies conducted by the U.S. Centers for Disease Control and Prevention (CDC), even the highest exposures to phthalates in the U.S. population are significantly below the safety levels established by the Environmental Protection Agency.2,3,4 An earlier finding that suggested that women of child-bearing age may have higher exposures to dibutyl phthalate than other women has since been found by CDC not to be supported by the results of a much larger study.5,6 In November 2002, the Cosmetic Ingredient Review (CIR) Expert Panel (an independent body of internationally recognized medical and scientific experts in safety evaluation) evaluated the latest scientific data on dibutyl phthalate and concluded that there is a significant margin of safety following exposure to dibutyl phthalate from multiple cosmetic sources and reaffirmed its earlier conclusion that dibutyl phthalate is safe as used in cosmetics.7

Based on its own evaluation of the available scientific data, Avon does not believe that dibutyl phthalate presents a health risk to people. Moreover, given that few of Avon’s products contain dibutyl phthalate and, in those products, the concentration of dibutyl phthalate is very low, the Company believes that any possible exposure of any of our consumers to dibutyl phthalate from any of Avon’s cosmetic products is extremely small and that the use of these products is safe.

Avon will continue to monitor and evaluate the scientific data as it is developed, to ensure that all ingredients in Avon’s cosmetic products are safe for use by its consumers and that Avon remains in full compliance with all applicable laws and regulations pertaining to dibutyl phthalate.

Your Board of Directors recommends that you vote AGAINST Proposal 6

[1]	National Toxicology Program Center for the Evaluation of Risks to Human Reproduction (2000). NTP-CERHR Expert Panel Report on Di-n-Butyl Phthalate (NTP-CERHR-DBP-00).
[2]	Centers for Disease Control and Prevention (2001). National Report on Human Exposure to Environmental Chemicals.
[3]	Kohn M, Parham F, Masten SA, Portier CJ, Shelby MD, Brock JW and Needham LL (2000). Human exposure estimates for phthalates. Environ. Health Perspect. 108(10), A440-2.
[4]	David RM (2000). Exposure to phthalate esters. Environ. Health Perspect. 108(10), A440-2.
[5]	Centers for Disease Control and Prevention (2003). Second National Report on Human Exposure to Environmental Chemicals.
[6]	Silva MJ, Barr DB, Reidy JA, Malek NA, Hodge CC, Caudill SP, Brock JW, Needham LL and Calafat AM (2003). Urinary levels of seven phthalate metabolites in the U.S. population from the National Health and Nutrition Examination Survey (NHANES) 1999-2000. doi:10.1289/ehp.6723 (available at http://dx.doi.org/)
[7]	Cosmetic Ingredient Review (CIR). 2004. Annual Review of Cosmetic Ingredient Safety Assessments – 2002/2003. p 37-47. Washington, DC: CIR.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

If you are a record owner of our Shares and you wish to bring an item of business before the 2005 Annual Meeting, you must notify the Secretary of the Company in writing, at the address set forth on the first page of this Proxy Statement, between January 6, 2005 and February 5, 2005. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2005 Annual Meeting, your proposal must be received by the Secretary of the Company on or before November 25, 2004. Your notice must pertain to a proper matter for shareholder action and must comply with the Company’s By-laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-law procedure is available upon written request to the Secretary of the Company.

If you make a written request to the Investor Relations Department (Attention: Ruth Scharankov) at the address listed above (telephone number 212-282-5623), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2003, as filed with the Securities and Exchange Commission.

By Order of the Board of Directors

Gilbert L. Klemann, II

Senior Vice President,

General Counsel and Secretary

March 25, 2004

New York, New York

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., INC.

445 Park Avenue

New York, New York 10022

(212) 754-8000

Call Toll-Free 1-800-662-5200

Appendix A

AVON PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

Effective as of January 1, 2003

Purposes

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the integrity of the Company’s financial statements, controls and disclosure; (2) the qualifications and independence of the Company’s independent accountants; (3) the performance of the Company’s independent accountants and of its internal audit staff; and (4) the Company’s compliance with legal and regulatory requirements. The Audit Committee shall have the sole authority to appoint the Company’s independent accountants, subject to any shareholder ratification. The Audit Committee shall also prepare the annual Audit Committee report required by the rules and regulations of the Securities and Exchange Commission (“S.E.C.”) to be included in the Company’s annual proxy statement.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its purposes and responsibilities. It has at all times direct access to the independent accountants and to any officer or employee of the Company. The Committee also has the authority and responsibility to engage outside legal, accounting and other advisors, as it deems appropriate, without first seeking authorization from the Board of Directors. Funding for any such outside advisors shall be determined by the Committee and paid by the Company.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to meet the independence and experience requirements of the Sarbanes-Oxley Act of 2002, the S.E.C. and the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company. At least one member of the Committee shall qualify as a financial expert as defined by the Sarbanes-Oxley Act of 2002 and the S.E.C.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall hold four regular meetings per year, plus additional meetings to review the Company’s quarterly results and quarterly reports on Form 10-Q, and such further meetings as circumstances dictate.

The Audit Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken, including with respect to an audit service or a non-audit service or the fees corresponding thereto, shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall meet periodically in executive session, including separate executive sessions with the Company’s management, the independent accountants and the Company’s internal audit staff.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its oversight responsibilities, the Committee shall:

Financial Statements and Disclosure

1.	Review significant changes in, and overall compliance with, accounting and financial reporting requirements, policies and procedures.

2.	Review and discuss with management and the independent accountants the Company’s annual audited financial statements and other financial information, including the Company’s disclosure in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Discuss with management and the independent accountants the Company’s financial statements and other financial information, including the Company’s disclosure in MD&A, to be included in the Company’s quarterly reports on Form 10-Q and the results of the review by the independent accountants of the quarterly financial statements.

4.	Discuss with management the process used to develop the Company’s earnings press releases, including the type of information, the presentation thereof and any use of pro forma information.

5.	Discuss with management the nature of financial information and earnings guidance provided to securities analysts and to credit rating agencies.

6.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review and discuss with management and the independent accountants the selection, application and disclosure of critical accounting policies and practices, including the evaluative criteria used by management in their selection, obtain a report from the independent accountants regarding all critical accounting policies and practices used by the Company and discuss with management the disclosure in MD&A in such quarterly report or annual report regarding critical accounting estimates.

7.	Prior to the filing of the annual report on Form 10-K, review with the independent accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (relating to the conduct of the audit and the application of significant accounting policies and estimates), SAS No. 89 (relating to audit adjustments) and SAS No. 90 (relating to the quality, not just the acceptability, of the Company’s accounting principles and estimates).

8.	Review the results of each audit or review performed by the independent accountants, including any material comments and recommendations on internal controls or accounting matters by the Company’s independent accountants and any difficulties encountered during the course of their audit work, and the Company’s responses thereto.

9.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, obtain from the independent accountants a report of all alternative treatments of financial information within generally accepted accounting principles in the United States discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

10.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, obtain from the independent accountants a report of all material written communications between the independent accountants and the Company’s management, including any management letter or Summary of Unadjusted Differences.

11.	Obtain regularly from the independent accountants a list of all significant issues on which the national office of the independent accountants was consulted by the audit team of the independent accountants.

12.	Review the scope and effectiveness of, and resources devoted to, the Company’s internal audit function and significant internal audit findings, and management’s responses thereto.

The Independent Accountants

13.	Exercise sole authority to appoint and terminate (subject to any shareholder ratification) the Company’s independent accountants. Be directly responsible for the compensation and oversight of each accounting firm employed by the Company to issue an audit report, each of which shall report directly to the Committee.

14.	Obtain and review, at least annually, a report by the independent accountants describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Company. This evaluation by the Committee of the independent accountants’ qualifications, performance and independence shall include the review and evaluation of the lead audit partner and other senior members of the independent accountant engagement team. The Committee shall also consider from time to time whether there should be regular rotation of the audit firm. The Committee shall present its conclusions from this evaluation to the Board of Directors.

15.	Exercise sole authority to approve in advance all audit services and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals.

16.	Exercise sole authority to approve in advance all non-audit services to be provided by the Company’s independent accountants that are permitted under applicable law and regulation, and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals. In exercising this authority, the Committee shall consider whether the provision by the independent accountants of any non-audit services to the Company is compatible with maintaining the independence of such accountants.

17.	At least once a year, obtain from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company (including their respective related entities) that might bear on the independence of the accountants and which confirms that, in the professional judgment of the independent accountants, they are independent of the Company within the meaning of the federal securities laws, and discuss with the independent accountants their independence, consistent with Independence Standards Board Standard No. 1.

18.	Engage in a dialogue with the independent accountants about any disclosed relationships or services that may impact their objectivity and independence and, when appropriate in the judgment of the Committee, take appropriate action in response to the accountants’ disclosure to satisfy itself and the Board of Directors of the accountants’ independence.

19.	Review, whenever the Committee deems it to be appropriate, the Company’s policy regarding employment by the Company of present and former employees of the independent accountants.

Controls and Compliance

20.	Review with management and the independent accountants the Company’s compliance with applicable laws and regulations, the violation of which could have a material adverse effect on the Company’s consolidated financial statements. Such review shall include any correspondence with regulators or governmental agencies, and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21.	Review with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls, including compliance by the Company’s employees with the Company’s code of conduct.

22.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, ensure that the Chief Executive Officer and the Chief Financial Officer have disclosed to the Committee and the independent accountants, based on the most recent evaluation by those officers, any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, including identification for the independent accountants of any material weaknesses in the Company’s internal controls, and of any fraud, whether or not material, involving management or other employees who have a significant role in internal controls.

23.	Obtain from the independent accountants, as appropriate, assurance that the independent accountants shall inform the Audit Committee if they detect or become aware of any illegal act, as and to the extent required by Section 10A(b) of the Securities Exchange Act of 1934, as amended.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and for anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

25.	In consultation with the Finance Committee, as appropriate, discuss with management on at least an annual basis the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Reports to the Board of Directors

26.	Report regularly to the Board of Directors, which reports may include, in the Committee’s judgment, any issues that may arise relating to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence of the independent accountants and the performance of the independent accountants and of the internal audit function.

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining effective disclosure controls and procedures and an effective internal control structure. The independent accountants’ responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and omissions. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

Appendix B

AVON PRODUCTS, INC.

COMPENSATION COMMITTEE CHARTER

Effective as of January 1, 2003

Purpose

The Compensation Committee is appointed by the Board of Directors to (1) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives and (2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee should meet separately at least once a year with the Company’s Chief Executive Officer and any other Company personnel as the Committee deems appropriate to carry out the Committee’s responsibilities as set forth below.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Establish the Company’s overall compensation philosophy;

B-1

2.	Review and recommend to the Board the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, including annual performance objectives, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and, based on this evaluation, review and recommend to the Board the salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer;

3.	In determining the long-term incentive component of the compensation of the Chief Executive Officer, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years;

4.	Make recommendations to the Board with respect to compensation for any other employee of the Company who is also a director of the Company;

5.	Review management’s recommendations for compensation of all other senior officers of the Company and its affiliates and approve such compensation for all senior officers of the Company. For purposes hereof, the term “senior officer” means (a) officers at the level of Senior Vice President and above; and (b) any head of an Operating Business Unit;

6.	Review and recommend for Board or shareholder approval, as appropriate, all incentive compensation plans and equity-based plans, and approve awards to senior officers under any such plan;

7.	Approve all grants of stock options, restricted stock or any other form of stock incentive award or other securities-based compensation, including such awards under the Company’s Year 2000 Stock Incentive Plan or any successor plan(s), determine the terms and conditions of such awards, and carry out the administrative responsibilities given to the Committee in such plan(s);

8.	Approve the adoption or amendment of employee benefit plans, including:

1.	Any deferred compensation plan or non-qualified employee benefit plan, such as the supplemental retirement or excess benefit plans;

2.	Any tax-qualified employee retirement plan, such as the 401(k) savings plan, or its related trust agreement, which involves a financial or other substantive change in employee retirement or savings plan benefits;

3.	Any employee welfare benefit plan;

and the appointment of the administrators of such plans;

9.	Annually review existing compensation and benefit plans for employees and make recommendations to the Board with respect to changes, where warranted;

10.	Establish and periodically review policies in the area of senior officer perquisites;

11.	Approve contracts or transactions with current and former senior officers, including employment contracts, severance arrangements and post-employment consulting arrangements;

12.	Exercise the sole authority to retain and terminate any compensation or benefits consultant or other outside advisor used to assist the Company in evaluating director, Chief Executive Officer or senior officer compensation, including the sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement;

13.	Prepare the Report of the Compensation Committee for inclusion in the Company’s proxy statement for its annual meeting of shareholders; and

14.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties.

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Appendix C

AVON PRODUCTS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Effective as of January 1, 2003

Purpose

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to (1) assist the Board by identifying individuals qualified to become Board members; (2) recommend to the Board the candidates for directorships to be filled by the Board and the director nominees to be proposed for election at the annual meeting of shareholders; (3) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (4) monitor developments in corporate governance and make recommendations to the Board regarding changes in governance policies and practices; (5) review the Company’s management succession plans, including the succession plans for the Chief Executive Officer and other senior officers; and (6) conduct an annual evaluation of the performance of the Board and Board committees.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least three times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any actions taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review and recommend to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board membership, and the compensation of non-employee directors;

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2.	Identify individuals qualified to become Board members and recommend to the Board prospective candidates for Board membership. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board;

3.	Review and recommend to the Board the slate of director nominees to be proposed for election at annual meetings of shareholders and candidates to fill vacancies on the Board that occur between annual meetings of shareholders;

4.	Recommend to the Board the class of directors in which a nominee should serve;

5.	Review qualifications for Board committee membership, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as any other factors that the Committee deems relevant;

6.	Recommend Board members to serve on committees of the Board and, where appropriate, make recommendations regarding removal of any member of any committee;

7.	Review the structure and operations of the various Board committees, including their reporting to the Board, and, where appropriate, make any recommendations regarding periodic rotation of directors among the committees and limitations on service on any Board committee;

8.	Recommend to the Board the appointment of a Director to preside at all executive sessions of the Board, review this appointment at least annually and establish procedures for interested persons to contact the presiding Director or the non-management Directors as a group;

9.	Develop and recommend to the Board a set of corporate governance principles, keep abreast of developments with regard to corporate governance and review the adequacy of the Company’s corporate governance principles on at least an annual basis;

10.	Make recommendations to the Board regarding the operations and procedures of the Board, such as meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings;

11.	Review and evaluate the Company’s management development and succession plans on at least an annual basis and make recommendations to the Board regarding the succession plans for the Chief Executive Officer and other senior officer positions;

12.	Establish and periodically review the criteria for selection of the Chief Executive Officer, as well as steps for Chief Executive Officer succession in the event of an emergency or the retirement of the Chief Executive Officer;

13.	Exercise the sole authority to retain and terminate any search firm or other consultant to assist in identifying candidates to serve as Board members and reviewing the backgrounds and qualifications of candidates, including sole authority to approve any such firm’s or consultant’s fees and other terms of engagement;

14.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties; and

15.	Oversee, at least annually, the evaluation of the performance of the Board and each Board Committee.

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Appendix D

AVON PRODUCTS, INC.

FINANCE AND STRATEGIC PLANNING COMMITTEE CHARTER

Effective as of January 1, 2003

Purpose

The Finance and Strategic Planning Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee: (1) the financial management of the Company, including oversight of the Company’s capital structure, financing and risk management strategies, investment strategies, banking relationships and discharge of the Company’s duties with respect to the financing of its employee benefit plans; and (2) the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company and to the Company’s investment advisors and strategic advisors. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Finance and Strategic Planning Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review with management on a timely basis significant financial matters of the Company and its subsidiaries, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment of surplus funds and risk management.

2.	As part of the foregoing responsibility, the Committee has the authority and responsibility to:

(a)	Review and approve the Company’s stated annual and long-term financial strategies and objectives and related performance goals;

(b)	Review and make recommendations to the Board with respect to:

•	Any offering of the Company’s debt or equity securities;

•	Any purchase or disposal of Treasury shares, except the purchase of shares pursuant to authorized and approved employee benefit plans;

•	Any stock split or reclassification of shares;

•	Any filing of a registration statement;

•	Any dividend declaration;

•	Any other matters with respect to the capital stock and other securities of the Company;

•	Any capital transaction or other project expenditure the dollar amount of which is equal to or greater than $40 million or such other amount as the Board may from time to time establish;

•	Any guarantee of unconsolidated third party indebtedness, the dollar amount of which is equal to or greater than $10 million or such other amount as the Board may from time to time establish;

•	Any other financial transaction, such as an investment in a subsidiary or other venture, an asset disposal, or a lien or encumbrance (but excluding any borrowing under existing facilities, as such facilities may be amended or modified from time to time), the dollar amount of which is equal to or greater than $25 million or such other amount as the Board may from time to time establish; and

•	Any tax settlement the amount of which is equal to or greater than $50 million or such other amount as the Board may from time to time establish.

(c)	Review and approve:

•	Any capital transaction or other project expenditure the dollar amount of which is less than $40 million or such other amount as the Board may from time to time establish;

•	Any guarantee of unconsolidated third party indebtedness, the dollar amount of which is less than $10 million or such other amount as the Board may from time to time establish;

•	Any other financial transaction, such as an investment in a subsidiary or other venture, an asset disposal, or a lien or encumbrance (but excluding any borrowing under existing facilities, as such facilities may be amended or modified from time to time), the dollar amount of which is less than $25 million or such other amount as the Board may from time to time establish; and

•	Any tax settlement the amount of which is less than $50 million or such other amount as the Board may from time to time establish;

provided, that the Committee may delegate to one or more officers of the Company the authority to approve matters that are the subject of this clause (c), subject to the following limits:

•	Capital transactions and other project expenditures in an amount greater than $20 million, or such other amount as the Board may from time to time establish, may not be delegated by the Committee;

•	Any other financial transaction in an amount greater than $15 million, or such other amount as the Board may from time to time establish, may not be delegated by the Committee; and

•	Any tax settlement in an amount greater than $30 million, or such other amount as the Board may from time to time establish, may not be delegated by the Committee.

3.	Review with management the Company’s strategic planning process and procedures and its strategic plans, and make recommendations to the Board as appropriate. As part of this responsibility, the Committee shall review and make recommendations to the Board with respect to the terms of proposed acquisitions, dispositions or other strategic transactions, the dollar value of which is equal to or greater than $25 million or such other amount as the Board may from time to time establish. If the dollar value of any such transaction is less than $25 million, or such other amount as may have been established by the Board, the Committee is authorized to review and approve such transaction; provided, that the Committee may delegate to one or more officers of the Company the authority to approve any such transaction the dollar value of which is equal to or less than $15 million, or such other amount as the Board may establish from time to time.

4.	Review periodically actual capital expenditures and performance against previously approved budgeted amounts.

5.	In consultation with the Audit Committee, as appropriate, review periodically the Company’s risk management strategies, including strategies in respect of foreign exchange risk.

6.	Review relationships with the Company’s principal lending institutions and investment and strategic advisors.

7.	Review the funding of and asset investment strategy for the Company’s employee benefit plans.

Avon Products, Inc.

c/o Equiserve Trust Company N.A.

P.O. Box 8044

Edison, NJ 08818-8044

ADMISSION TICKET

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to

http://www.eproxyvote.com/avp

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your proxy card.

DETACH HERE if you are returning your proxy card by mail.

☒   Please mark votes as in this example.

1305

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

		FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
1.	Election of Directors to Class of 2007 (Please see reverse)	☐	☐

FOR
	For all nominees except nominee(s) written above	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of Independent Accountants	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of Amendment to Restated Certificate of Incorporation to Increase Authorized Shares of Common Stock	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, AND 6.

		FOR	AGAINST	ABSTAIN
4.	Resolution Regarding Elimination of Classified Board	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Resolution Regarding Report on Removal of Parabens	☐	☐	☐

		FOR	AGAINST	ABSTAIN
6.	Resolution Regarding Report on Removal of Dibutyl Phthalate	☐	☐	☐

Special Action:	☐
Will attend Annual Meeting

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY!

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated March 25, 2004.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                  Date:                                  Signature:                                  Date:

Bring this ticket with you if attending the meeting

ADMISSION TICKET	Thursday, May 6, 2004
Annual Meeting of Shareholders of Avon Products, Inc.	W New York Hotel, 10:00 a.m. 541 Lexington Avenue New York, NY 10022

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares via telephone or Internet, there is no need for you to mail back your proxy card.

YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY MIDNIGHT, 12 A.M., NEW YORK TIME, MAY 5, 2004

It is important that your Shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your Shares are represented, we urge you to complete and mail the proxy card below or vote by telephone or via the Internet.

DETACH HERE

P

R

O

X

Y

AVON PRODUCTS, INC.

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

And Fidelity Management Trust Co., Trustee

The undersigned hereby appoints Robert J. Corti, Gilbert L. Klemann, II and Katherine A. O’Hara, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on May 6, 2004, and at any adjournments or postponements thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Co., Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Products, Inc. Personal Savings Account Plan or the Avon Puerto Rico Associates Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by May 4, 2004, and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

•	All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), ratification of the Company’s independent accountants for 2004 (Proposal 2) and approval of the Amendment to the Restated Certificate of Incorporation to increase authorized shares of Common Stock (Proposal 3), and all such Shares will be voted AGAINST Proposals 4, 5 and 6.

•	All Shares allocated under the Avon Products, Inc. Personal Savings Account Plan and the Avon Puerto Rico Associates Savings Plan WILL NOT BE VOTED.

Nominees For Election as Directors

Class of 2007: 01. Edward T. Fogarty, 02. Susan J. Kropf, and 03. Maria Elena Lagomasino

Instruction for Cumulative Voting for the Class of 2007: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2007 listed above, as such proxies shall determine in their sole and absolute discretion, in order to maximize the number of such nominees elected to such class of Avon’s Board of Directors. To specify a method of cumulative voting, write “Cumulate For” and the number of Shares and the name(s) of the nominee(s) for the Class of 2007 in the space below. If you wish to cumulate your votes for the Class of 2007, you must vote by using the proxy card rather than voting by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.